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                                                                       CONTACT:
                                                               Craig K. Collins
                                                             DAOU Systems, Inc.
                                                                 (619) 646-2857
                                                        CRAIG.COLLINS@DAOU.COM
                                                                   WWW.DAOU.COM




                  DAOU SYSTEMS MERGES WITH SENTIENT SYSTEMS, INC.

     SAN DIEGO, March 31, 1998 -- DAOU Systems, Inc. (Nasdaq: DAOU) announced today that it has entered into a merger agreement with Sentient Systems, Inc., a Kensington, Md.-based systems integration and information technology consulting firm. Like DAOU, Sentient Systems is focused within the healthcare information technology market.

     Under the terms of the agreement, DAOU will exchange shares of common stock for all outstanding common shares of Sentient Systems. The equity value of the merger is approximately $26 million, based on the exchange terms and will be accounted for as a pooling of interests.

     Sentient Systems will become a wholly owned subsidiary of DAOU. The combined company will maintain head quarters in San Diego and will employ a staff of 475. Together, the companies have provided services to more than 1,000 healthcare organizations throughout the United States.

     The transaction is part of DAOU's strategy to integrate horizontally, engaging the customer earlier in their decision-making and buying cycle by providing consulting and information technology strategy services.

     "This merger is a positive step as we pursue a path of growth and increased market share," said Daniel Daou, President of DAOU Systems. "Our mission is to become a sole-

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source provider of computer network solutions for healthcare organizations.
Sentient will help us expand our service offerings horizontally. With their talented consulting and network integration teams, we can begin working with a client at the very early stages of their information technology development. We can then hand off to our network design team, hand off again to our implementation team and again to our management services team. With the addition of Sentient's services, we can expand our offerings to provide a comprehensive solution to our clients. This will deliver value to both our clients and our shareholders. On a financial note, apart from the transaction costs, we believe the merger will be accretive to earnings per share."

     Stephen Casey, President of Sentient Systems, said, "We're very excited about the merger and look forward to realizing the full potential of our combined companies. We will be able to deliver a significant customer base, complementary services, and a talented team of technology experts. As a part of DAOU, we look forward to providing turnkey solutions on a national basis to the healthcare market."

     Following the merger, Casey will remain with DAOU. No layoffs are expected as the result of the transaction.

     Sentient provides IT consulting services to the healthcare industry. The company has been the partner of choice for more than 500 organizations including Department of Defense Health Affairs, Foundation Health Systems, Humana, National Institutes of Health, Prudential, and SmithKline Beecham. Sentient's services include project management, system implementation, systems integration, application development, and system support. Sentient consultants are experienced in multiple healthcare information systems including Compucare, HBOC's AMISYS managed care system, HSII, IDX, Lawson, and Sunquest.

     DAOU Systems, Inc., designs, implements, and manages computer networks for the healthcare industry. The company offers solutions for voice, video and data networking, combining its technological expertise with its knowledge of the healthcare industry's specialized needs. In addition, DAOU offers an array of operational and Internet solutions. DAOU's clients comprise more than half of the nation's top 50 integrated healthcare delivery networks and include such organizations as Centura Health, North Shore Health System, Mercy Health Services, Harris Methodist Health System, and Catholic Medical Center of Brooklyn and Queens.


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     Statements in this press release concerning DAOU Systems' and Sentient
Systems' separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such statements are only predictions, reflecting the best judgment of DAOU Systems and Sentient Systems based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such factors include the company and industry risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended Dec. 31, 1997. These risks include specific acquisition-related risks, such as difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and Sentient Systems should be considered in light of those factors.